Marathon Oil Corporation
Officer Change in Control Severance Benefits Plan
(As amended effective January 31, 2024)

1.Purpose of the Plan. Marathon Oil Corporation and its subsidiaries and affiliates recognize that the contributions of its officers to the growth and success of the Corporation (as defined below) are and will continue to be substantial, and the Corporation desires to assure the continued employment of its officers. In connection with this, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Corporation’s officers to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.
In order to induce officers to remain in the employ of the Corporation, the Corporation has established this Marathon Oil Corporation Officer Change in Control Severance Benefits Plan (the “Plan”) as set forth herein.

2.    Definitions. As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):
Administrator: The Compensation Committee of the Board, provided that the Administrator may delegate its authority under this Plan pursuant to such conditions or limitations as the Administrator may establish.

Cause: A Separation from Service of the Employee by the Corporation upon (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Corporation (other than any such failure resulting from Separation from Service by the Employee for Good Reason or any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Corporation believes that the Employee has not substantially performed his or her duties, and the Employee has failed to resume substantial performance of his or her duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) the Employee’s conviction of a felony or conviction of a misdemeanor which impairs the Employee’s ability substantially to perform his or her duties with the Corporation. For purposes of Cause, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

Change in Control of the Corporation and Change in Control: A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
(i)    any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the shareholders of the

Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.
Code: The Internal Revenue Code of 1986, as amended.
Corporation: Marathon Oil Corporation and, where applicable, each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c).
Disability or Disabled: The Employee’s incapacity due to physical or mental illness which in the opinion of a licensed physician renders the Employee incapable of performing his or her assigned duties with the Corporation, and shall be deemed to occur on the earlier of (i) the date that there is no reasonable expectation that the Employee will return to service with the Corporation or (ii) the date the Employee has been absent from the full-time performance of his or her duties with the Corporation for six (6) consecutive months or more.
Employee: An Officer of the Corporation who is in salary grade eighty-eight (88) or above.
Excise Tax: The excise tax imposed by Code section 4999 (or any successor thereto).
Good Reason: Without the Employee’s express written consent, the occurrence within two (2) years after a Change in Control (or prior to a Change in Control as set forth in the Qualified Termination definition below) of any one or more of the following:
(i)    the assignment to the Employee of duties materially inconsistent with his or her position immediately prior to the Change in Control or a substantial reduction or alteration in the nature of the Employee’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control;
(ii)    a reduction by the Corporation in the Employee’s annualized rate of base salary (“Base Salary”) as in effect immediately prior to the Change in Control;

(iii)    the Corporation’s requiring the Employee to be based at a location in excess of fifty (50) miles from the location where the Employee was based immediately prior to the Change in Control;
(iv)    the failure by the Corporation (a) to continue to allow the Employee to participate in all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which officers of the Corporation participate on the same level at which other participants in such plans, programs, practices, policies or arrangements are allowed to participate or (b) to continue to provide the Employee with opportunity to receive compensation and benefits that do not represent a material reduction, either in terms of the amount of compensation and benefits provided or the level of the Employee’s participation relative to other participants, in the compensation and benefits provided immediately prior to the Change in Control;
(v)    the failure of the Corporation to obtain an agreement from any successor to the Corporation to assume and agree to perform this Plan, as contemplated in Section 5 hereof; and
(vi)    any purported Separation from Service by the Corporation of the Employee’s employment that is not effected pursuant to, and satisfying the requirements of, a Notice of Termination.
The Employee’s right to Separate from Service for Good Reason shall not be affected by his or her incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. The Employee’s determination of the existence of Good Reason shall be final and conclusive unless such determination is not made in good faith and is made without reasonable belief in the existence of Good Reason.
Notice of Termination: A written notice which indicates the specific reason(s) relied upon by the Corporation for Separation from Service of an Employee and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Employee’s Separation from Service. Any Separation from Service by the Corporation for Cause or for Disability shall be communicated by Notice of Termination to the Employee, and any Separation from Service by the Employee for Good Reason shall be communicated by Notice of Termination to the Corporation.
Plan: This Marathon Oil Corporation Officer Change in Control Severance Benefits Plan, effective as of the close of business on October 26, 2011, and amended effective October 28, 2014, January 1, 2018, October 30, 2019, January 27, 2021 and January 31, 2024, and as may be further amended from time to time.
Qualified Termination: An Employee has a Qualified Termination if he or she Separates from Service within two (2) years after the date of a Change in Control unless such Separation from Service is (i) due to death or Disability, (ii) by the Corporation for Cause or (iii) by the Employee other than for Good Reason. If an Employee Separates from Service prior to a Change in Control and such Separation from Service is other than (w) due to death or Disability, (x) by the Corporation for Cause or (y) by the Employee other than for Good Reason, the Employee will be deemed to have a Qualified Termination prior to a Change in Control so long as the Employee reasonably demonstrates that such Separation from Service (including, for avoidance of doubt, the applicable Good Reason event if such Separation from Service is for Good Reason) was at the request of, or as a result of actions by, a third party who has taken steps reasonably calculated to effect a Change in Control.
Separation Date: The date that an Employee has a Separation from
Service.
Separation from Service or Separate from Service: Separation from
Service shall have the same meaning as set forth under Code section 409A with respect to the Corporation.
Severance Benefits: The benefits specified in Section 3(d) hereof that are due to an Employee who has a Qualified Termination.

3.    Compensation upon Separation from Service or During Disability

(a)    Disability. During any period following a Change in Control during which an Employee fails to perform his or her full-time duties with the Corporation as a result of incapacity due to physical or mental illness, such Employee’s total compensation, including Base Salary, bonus and any benefits, will continue unaffected until either such Employee’s Separation Date or such Employee returns to the full-time performance of his or her duties. In the event the Employee returns to the full-time performance of his or her duties prior to a Separation from Service, such Employee shall continue to receive his or her full Base Salary and bonus plus all other amounts to which such Employee is entitled under any compensation or other employee benefit plan of the Corporation without interruption. If an Employee is determined to be Disabled, the Corporation shall promptly cause the Employee to have a Separation from Service due to Disability. In the event of an Employee’s Separation from Service due to Disability, such Employee shall not be entitled to Severance Benefits under this Plan and such Employee’s benefits shall be determined in accordance with the Corporation’s retirement, insurance and other applicable programs and plans then in effect.
(b)    Separation from Service for Cause or Voluntary Separation from Service for Other Than Good Reason. If an Employee has a Separation from Service by the Corporation for Cause or by the Employee other than for Good Reason, the Corporation shall pay such Employee his or her full Base Salary through the Separation Date at the rate in effect at the time Notice of Termination is given, plus all other amounts to which such Employee is entitled under any compensation or benefit plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to such Employee under this Plan.
(c)    Death. If an Employee has a Separation from Service by reason of his or her death, such Employee’s benefits shall be determined in accordance with the Corporation’s retirement, survivor’s benefits, insurance and other applicable programs and plans then in effect, and such Employee shall not be entitled to Severance Benefits under this Plan.

(d)    Qualified Termination. If an Employee has a Qualified Termination, he or she shall be entitled to the following Severance Benefits:
(i)    Accrued Compensation and Benefits. The Corporation shall provide to the Employee:
(A)the Employee’s Base Salary accrued through the Separation Date to the extent not theretofore provided;
(B)a lump sum cash amount equal to the value of the Employee’s unused vacation days accrued through the Separation Date;
(C)the Employee’s normal post-termination compensation and benefits under the Corporation’s retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Separation Date, or if more favorable to the Employee, immediately prior to the Change in Control, which shall be paid at the time or times indicated pursuant to the terms of the plans or arrangements providing for such benefits; and
(D)an amount equal to the Employee’s annual bonus at target level multiplied by a fraction equal to the number of days in the bonus calculation year during which the Employee was employed divided by three hundred sixty-five (365).
(ii)    Lump Sum Severance Payment. The Corporation shall provide to the Employee a severance payment in the form of a cash lump sum distribution equal to the Employee’s Current Annual Compensation (as defined below) multiplied times three (3). For purposes of this Section 3(d), the term “Current Annual Compensation” shall mean the sum of:
(A)the Employee’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such Separation from Service or, if higher, immediately prior to the Change in Control; and

(B)an amount equal to the greater of:
(1) the Employee’s annual bonus opportunity at target level for the fiscal year in which the Employee’s Separation Date occurs; or
(2) the highest of the annual bonuses paid to the Employee, if any, under any annual bonus plan of the Corporation or its successor for each of the three (3) fiscal years immediately preceding the Separation Date or, if higher, for each of the three (3) fiscal years immediately preceding the Change in Control.
(iii)    Welfare Benefits Payment. The Corporation will pay the Employee an amount equal to the product of (A) eighteen (18), and (B) the monthly COBRA premium in effect at the Employee’s Separation Date for the level of coverage in which the Employee participated immediately prior to his or her Separation from Service.
(iv)    Timing. To the extent that payments under this Section 3(d) are not deferred compensation within the meaning of Code section 409A, and except as otherwise specifically stated herein, the payments provided for in this Section 3(d) shall be made not later than thirty (30) days following the Separation Date. Notwithstanding any provision of the Plan to the contrary, if the Employee is a “specified employee” as determined by the Corporation in accordance with its established policy, any payments of deferred compensation within the meaning of Code section 409A payable to the Employee as a result of the Employee’s Separation from Service (other than as a result of death) which would otherwise be paid within six (6) months of his or her Separation from Service shall be payable on the date that is one (1) day after the earlier of (A) the date that is six (6) months after the Employee’s Separation Date or (B) the date that otherwise complies with the requirements of Code section 409A. Each payment described herein is hereby designated as a “separate payment” for purposes of Code section 409A.

(e)    Legal Fees. The Corporation shall also pay to the Employee all legal fees and expenses incurred by the Employee, as such legal fees and expenses are incurred but no later than the end of the calendar year immediately following the calendar year for which such fees and expenses were incurred, as a result of Separation from Service (including all such fees and expenses, if any, incurred in contesting or disputing any such Separation from Service or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Code section 409A or 4999 to any payment or benefit provided hereunder). The Employee’s right to such reimbursement payments under this provision shall not be subject to liquidation or exchange for any other payment or benefit.
(f)    No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Employee as the result of employment by another employer, including self-employment, after the Separation Date, or otherwise.

4.    Potential Rollback to Avoid Excise Tax. Whether or not the Employee becomes entitled to any benefits under Section 3 above, in the event that there is made any payment in the nature of compensation to or for the Employee’s benefit that would be subject to the Excise Tax, the Corporation shall pay to the Employee, either the amount to which the Employee is entitled under the terms of this Plan or a reduced amount that will result in the Employee’s receiving a greater after-tax benefit due to avoidance of the Excise Tax. If a reduction in the payments to the Employee would result in a greater after-tax benefit to the Employee because of avoidance of the Excise Tax, then the amount of cash severance payable under Section 3(d)(ii) of this Plan shall be reduced first. Any determination pursuant to this Section 4 will be made by the Corporation in good faith based on the advice of a nationally recognized accounting firm or consulting firm.

5.    Successors.
(a)    Successors of Corporation. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing the Employee to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle the Employee to compensation from the Corporation in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee had a Separation from Service for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Separation Date.
(b)    Representatives and Heirs of Employee. This Plan shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Employee’s devisee, legatee or other designee or, if there is no such designee, to the Employee’s estate.

6.    Notice. For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective entity or person as set forth in this Plan.

7.    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware.

8.    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

9.    Claims and Arbitration. Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his or her right to be paid until the Separation Date during the pendency of any dispute or controversy arising under or in connection with this Plan. Any such arbitration shall be held in Houston, Texas.

10.    Plan Amendment and Termination. The Corporation may at any time amend or terminate this Plan, provided that for a period of two (2) years following a Change in Control, the Plan may not be amended in a manner adverse to an Employee with respect to that Change in Control. Any amendment or termination shall be set out in an instrument in writing and executed by an appropriate officer of the Corporation.

11.    Entire Plan. Except as specifically modified, waived or discharged in an individual agreement between an Employee and the Corporation, this Plan supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Plan.
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